EXHIBIT 10.2

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ALLOS THERAPEUTICS, INC.

and

MUNDIPHARMA MEDICAL COMPANY

SUPPLY AGREEMENT

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”), dated this 10th day of May, 2011 (the “Effective Date”), is by and between Allos Therapeutics, Inc., a Delaware corporation having a place of business at 11080 Circle Point Road, Suite 200, Westminster, Colorado 80020 (“Allos”), and Mundipharma Medical Company, a partnership organized under the laws of Bermuda, having a place of business at 14 Par-la-Ville Road, P.O. Box HM 2332, Hamilton HM JX, Bermuda (“MMCO”).

RECITALS:

WHEREAS, Mundipharma International Corporation Limited, a Bermuda  corporation (“MICL”), and Allos have entered into a license, development and commercialization agreement of even date herewith, pursuant to which MICL has exclusive rights to develop and commercialize certain pharmaceutical products (including the Product (as defined below)) in the Licensed Territory (as defined below) (the “License Agreement”);

WHEREAS, Allos has agreed to supply MMCO with Bulk Product (as defined below) and API (as defined below), to enable the Bulk Product to be developed and the resulting Product to be commercialized in the Licensed Territory and to enable the API to be utilized in non-clinical studies, in each case in accordance with the License Agreement; and

WHEREAS, MMCO and Allos now wish to enter into an agreement governing the supply arrangement between them in respect of Bulk Product and API, providing, inter alia, for forecasting, ordering, shipping and other matters, all as more fully set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.             DEFINITIONS.

1.1           For purposes hereof, the following terms have the meanings set forth below:

“Acquiror” has the meaning set forth in Section 14.2.

“Adulterated” has the meaning set forth in the FD&C Act.

“Affiliate” means, with respect to either Party, any person, firm, trust, corporation, partnership or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Party; the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) meaning direct or indirect ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof.

“Agreement” means this Supply Agreement, as it may be amended or modified from

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

time to time.

“Allos” has the meaning set forth in the first paragraph of this Agreement.

“Allos Indemnitees” has the meaning set forth in Section 8.2.

“Allos Manufacturing Know-How” means all Information that is necessary or useful for the manufacture and quality testing of the Bulk Product in the Field and is Controlled by Allos or its Affiliates as of the Effective Date or during the Term; provided, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate of Allos after the Effective Date due to a Change of Control of Allos, except to the extent such Third Party’s Information is Controlled by Allos (or its Acquiror) or any of its other Affiliates and is necessary for the manufacture of, and is utilized by or on behalf of Allos in respect of, the Bulk Product or the API in the Allos Territory or the Licensed Territory.

“Allos Share” means that percentage that is equal to the remainder when the MMCO Share is subtracted from 100%.  For clarity, the Allos Share shall be 60% when the MMCO Share is 40% and the Allos Share shall be 50% when the MMCO Share is 50%.

“Allos Territory” means the U.S. and Canada and any country(ies) that is/are removed from the Licensed Territory and transferred to the Allos Territory in accordance with Section 6.6(b) of the License Agreement.

“[ * ]” means [ * ].

“API” means [ * ]; provided, that any and all references to “API” hereunder shall mean API for use in [ * ], and not API that is otherwise [ * ], unless the context otherwise requires or unless otherwise noted.

“API Actual Direct Cost” means, with respect to API made in a particular Calendar Year, the sum of (i) [ * ] and (ii) [ * ], in each case of (i) and (ii) allocated [ * ], and (iii) [ * ].

“API Anticipated Direct Cost” means, with respect to API made in a particular Calendar Year, the sum of (i) [ * ] and (ii) [ * ], in each case of (i) and (ii) allocated [ * ], and (iii) [ * ].

“API Specifications” means those specifications for API set forth in Exhibit A attached hereto as may be amended or supplemented from time to time in accordance with Sections 6.1 and 6.2.

“API Supply Amendment” has the meaning set forth in Section 3.5(c).

“Audited Party” has the meaning set forth in Section 5.5(b).

“Auditing Party” has the meaning set forth in Section 5.5(b).

“Bankruptcy Code” means, as applicable, the U.S. Bankruptcy Code, as amended

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

from time to time, and the rules and regulations and guidelines promulgated thereunder or the bankruptcy laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

“[ * ]” means [ * ].

“[ * ] Supply Agreement” means that certain clinical and commercial supply agreement, entered into effective as of [ * ], between Allos and [ * ].

“Breaching Party” has the meaning set forth in Section 10.2.

“Bulk Product” means the pharmaceutical product that is (i) currently being sold in the Allos Territory as Folotyn, which product contains volumes of [ * ] or [ * ] of the API in its current formulation and at a concentration of [ * ], or as subsequently changed, in accordance with the terms of this Agreement, to comply with any Drug Approval in the Licensed Territory, and (ii) currently utilized in clinical trials with [ * ], [ * ] or [ * ] of the API in its current formulation and at a concentration of [ * ], in each case delivered in unlabeled vials, in its current presentation.

“Bulk Product Actual Direct Cost” means, for each presentation of Bulk Product for a particular Calendar Year, the sum of (i) [ * ], and (ii) [ * ], and (iii) [ * ], in each case of (i)-(iii) [ * ], and (iv) [ * ].

“Bulk Product Anticipated Direct Cost” means, for each presentation of Bulk Product for a particular Calendar Year, the sum of (i) [ * ], and (ii) [ * ], and (iii) [ * ], in each case of (i)-(iii) allocated [ * ], and (iv) [ * ].

“Bulk Product Specifications” means those specifications for Bulk Product set forth in Exhibit A attached hereto as may be amended or supplemented from time to time in accordance with Sections 6.1 and 6.2.

“Calendar Quarter” means each of the three month periods ending March 31st, June 30th, September 30th and December 31st.

“Calendar Year” means the 12 month period from January 1st through December 31st.

“Change of Control” means, with respect to either Party, (i) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (ii) a merger, consolidation, share exchange or other similar transaction involving such Party and any Third Party which results in the holders of the outstanding voting securities of such Party immediately prior to such merger, consolidation, share exchange or other similar transaction ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction, or (iii) the acquisition by a person or entity, or group of persons or entities acting in concert, of more than fifty percent (50%) of the outstanding voting equity securities of such Party; in all cases of clauses (i)-(iii), where such transaction is to be entered into with any person

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or group of persons other than the other Party or its Affiliates.

“Claims” has the meaning set forth in Section 8.1.

“CMC Information” means Information related to the chemistry, manufacturing and controls of the Bulk Product, as specified by the FDA, EMA and other applicable Regulatory Authorities.

“Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed by such Party or its Affiliates to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form.

“Consent” means the consent and agreement among Allos, the PDX Licensor (as defined in the License Agreement) and MICL, dated of even date herewith.

“Contracting Party” has the meaning set forth in Section 3.12(b)(i).

“Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right, and in each case, has the ability to grant to the other Party access, a license or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

“Default Notice” has the meaning set forth in Section 10.2.

“Drug Approval” means an approval granted by the appropriate Regulatory Authority to market the Product in the Field in any particular jurisdiction in the Licensed Territory; provided, “Drug Approval” shall include any and all marketing authorizations in the EU but exclude any and all Pricing Approvals and Reimbursement Approvals.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“EMA” means the European Medicines Agency or any successor entity.

“Excess Orders” has the meaning set forth in Section 3.4(d).

“Executive Officers” means the Chief Executive Officer of Allos and the Regional Director, Europe of Mundipharma International Limited, an Affiliate of MMCO (or their designees).

“EU” or “European Union” means the European Union member states as then constituted; provided, as of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

“FDA” means the U.S. Food and Drug Administration or any successor entity.

“[ * ]” means [ * ].

“Field” means the diagnosis or treatment of [ * ].

“Firm Order” means a written irrevocable firm purchase order for Bulk Product or API, which order must include a delivery schedule specifying the delivery date for the Bulk Product or API ordered and must be submitted and accepted in accordance with Sections 3.4(a), (b) and (c) or 3.5(a) and (b), respectively.

“First Commercial Sale” means, with respect to a particular Product, the first sale to a Third Party of such Product in a given regulatory jurisdiction in the Licensed Territory after Drug Approval has been obtained in such jurisdiction.

“First Confidentiality Agreement” means the confidentiality agreement between Allos and MICL dated [ * ].

“GMPs” means the standards relating to the then-current Good Manufacturing Practices for fine chemicals, API, intermediates, bulk products or finished pharmaceutical products set forth (i) in 21 U.S.C. 351(a)(2)(B), in U.S. FDA regulations at 21 C.F.R. Parts 210 and 211 and in The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, each as may be amended from time to time, (ii) in ICH Guidelines relating to the manufacture of API and finished pharmaceuticals as may be amended from time to time, or (iii) applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of compounds or products or any components of either of the foregoing in the countries in which the Bulk Product or API, as applicable, will be used or sold.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“ICH Guidelines” means the guidelines of the ICH.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Indication” means any disease or condition that can be diagnosed or treated.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.

“JAMS Rules” has the meaning set forth in Section 12.1.

“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 3.2(a).

“Joint Manufacturing Costs” means all costs, including out-of-pocket costs, reasonably incurred by or on behalf of either Party (excluding internal costs) after the Effective Date, under Sections 3.12(b)(i), 3.14, 5.2 and 6.2.

“Joint Steering Committee” or “JSC” has the meaning set forth in the License Agreement.

“Knowledge” means, with respect to the Party to which such term is attributed, (i) the actual knowledge of: (a) for Allos, [ * ]; and (b) for Mundipharma, [ * ], or (ii) the knowledge that any of the foregoing individuals reasonably should have gained through operating in the ordinary course of business with a level of efforts and resources consistent with the business practices of a similarly sized company with a similarly sized infrastructure to support and carry out its operations.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

“License Agreement” has the meaning set forth in the recitals.

“Licensed Territory” means all countries of the world excluding those in the Allos Territory.

“MICL” has the meaning set forth in the recitals.

“Misbranded” has the meaning set forth in the FD&C Act.

“MMCO” has the meaning set forth in the first paragraph of this Agreement.

“MMCO Indemnitees” has the meaning set forth in Section 8.1.

“MMCO Share” means, (i) until such time as the 50/50 Threshold (as defined in Section 4.5 of the License Agreement) is achieved, 40% and (ii) after the 50/50 Threshold is achieved, 50%.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Non-Breaching Party” has the meaning set forth in Section 10.2.

“Non-Governmental Authority” means any public body (including the National Institute of Clinical Excellence and the Scottish Medicines Consortium in the UK; the Institute for Quality and Efficiency in Healthcare in Germany; the Technical Scientific Commission in Italy; the Directorate of Pharmacy and Healthcare Products in Spain; and the National Union of Health Insurance Funds and the National Authority of Health in France) or non-Governmental Authority (including “Sick Funds” in Germany) with the authority to control, approve, recommend or otherwise determine pricing and reimbursement of pharmaceutical products, including those with authority to enter into risk sharing schemes and/or to impose retroactive price reductions, discounts, or rebates.

“Packaging” means all labels, labeling, inserts, containers, including cartons, shipping cases and other like matter used in packaging or accompanying the Bulk Product, including sample packaging.

“Party” means Allos or MMCO and, when used in the plural, means Allos and MMCO.

“Permits” has the meaning set forth in Section 9.4(c).

“Person” means an individual, corporation, limited liability company, partnership, Regulatory Authority or other entity.

“Pharmacovigilance Agreement” means a written pharmacovigilance agreement to be entered into by Allos and MICL within [ * ] after the effective date of the License Agreement pursuant to which the parties shall define and finalize the actions that the parties shall employ with respect to the Product to protect patients and promote their well-being.

“Pricing Approval” means the governmental approval, agreement, determination or decision establishing prices for the Product that can be charged in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price of pharmaceutical products.

“Product” means the Bulk Product in its finished packing presentation for sale in the Licensed Territory.

“Raw Materials” means all bulk pharmaceutical ingredients (active and inactive) and other related items necessary or used in Allos’, [ * ], [ * ], [ * ] or Third Party Contractors’ manufacture and supply of the Bulk Product or API in accordance herewith.

“Recall Procedures” means the Product and Bulk Product recall procedures set forth in the Technical Agreement.

“Regulatory Approval” means (i) Drug Approval and all other approvals necessary for the commercial sale of the Product in a given country or regulatory jurisdiction; (ii) Pricing Approval (but only in those countries or regulatory jurisdictions where Pricing Approval is

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

required by applicable Law for commercial sale); and (iii) Reimbursement Approval, but only in those countries or regulatory jurisdictions where Reimbursement Approval is required for the price paid for the Product to be reimbursed by a Governmental Authority or a Non-Governmental Authority with the authority to approve reimbursement.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority or Non-Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

“Reimbursement Approval” means the approval, agreement, determination or decision recommending or approving the Product for use and/or establishing the prices for the Product that can be reimbursed in regulatory jurisdictions where the applicable Governmental Authority or Non-Governmental Authority approves, determines or recommends the reimbursement or use of pharmaceutical products.

“Second Confidentiality Agreement” means the confidentiality agreement between Allos and Mundipharma Pharmaceuticals Inc. dated [ * ].

“Specifications” means, collectively, the API Specifications and the Bulk Product Specifications.

“Sublicensee” means a Third Party to which MICL grants a sublicense of the rights granted to MICL under the License Agreement.

“Supply Interruption” has the meaning set forth in Section 4.2.

“Technical Agreement” means the agreement that will be entered into by the Parties subsequent to, but not later than [ * ] after, the Effective Date and will be appended hereto as Exhibit B.

“Term” has the meaning set forth in Section 2.

“Testing Laboratory” means [ * ], or such other independent testing facility approved in the appropriate jurisdiction in the Licensed Territory as may be agreed by the Parties through the JMC.

“Third Party” means any entity other than Allos or MMCO or an Affiliate of either of them.

“Third Party Contractor” has the meaning set forth in Section 3.12(b).

“Transfer Price” means, with respect to a particular Calendar Year, the price established by Allos for Bulk Product or API in accordance with Section 5.3(a).

“Year-End Actual Direct Cost” means, with respect to a particular Calendar Year, the price established by Allos for Bulk Product or API in accordance with Section 5.3(b).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.2           In the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.  The language in this Agreement is to be construed in all cases according to its fair meaning.  The definitions of the terms herein apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (ii) any reference to any applicable Laws herein will be construed as referring to such applicable Laws as from time to time enacted, repealed or amended; (iii) any reference herein to any person will be construed to include the person’s successors and permitted assigns; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (v) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion; (vi) all references herein to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement; (vii) the word “days” means calendar days unless otherwise specified; (viii) except as otherwise expressly provided herein all references to “€” or “euros” refer to the lawful money of most members of the EU; and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

2.             TERM.  This Agreement will commence on the Effective Date and, unless sooner terminated as set forth in this Agreement, will continue until the expiration or termination of the License Agreement (the “Term”).

3.             MANUFACTURE AND SUPPLY.

3.1           Manufacture and Supply Obligations.  Allos or its designee will manufacture, test and supply MMCO’s orders for the Bulk Product and API, in accordance with the terms hereof.

3.2           Joint Manufacturing Committee.

(a)           Formation and Role.  Within [ * ] after the Effective Date, the Parties shall establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”) for the coordination and oversight of certain of the Parties’ activities under this Agreement. The role of the JMC shall be to:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)            coordinate forecasting, ordering and other supply-related logistics;

(ii)           discuss supply-related issues, including shortfalls and quality issues;

(iii)          no later than six months prior to the First Commercial Sale in any country in the Licensed Territory, devise, agree upon and begin implementing a strategy for requirements of safety supplies of necessary Raw Materials and/or other materials to be utilized in the manufacture of Bulk Product, which strategy will be reviewed on an annual basis;

(iv)          discuss supply-related issues regarding other forms of drug substance or finished product (if any) being pursued jointly by Allos and MMCO or by MMCO independently;

(v)           discuss and coordinate manufacturing-related complaints, recalls and any other supply related issues;

(vi)          review and discuss proposals to engage, qualify and maintain Third Party Contractors;

(vii)         discuss the content and scope of any quality audit undertaken, or to be undertaken, by Allos as it relates to its Third Party manufacturers;

(viii)        review and agree on Allos’ budget amounts (including agreeing on the applicable FTE rates) for performing the technical assistance contemplated under Section 3.14;

(ix)           discuss whether Allos can meet the combined MMCO and Allos requirements for Bulk Product (including by increasing batch sizes and/or capacity or through additional sources) when (A) MMCO’s rolling good faith forecast for required quantities of Bulk Product for the Licensed Territory together with Allos’ rolling good faith forecast for required quantities of Bulk Product for the Allos Territory equals or exceeds, in the aggregate, three batches (when converted to batch quantities and based on [ * ] then current batch size) for a four Calendar Quarter period, as contemplated under Section 3.3(c); or (B) MMCO’s rolling good faith forecast for required quantities of Bulk Product for the Licensed Territory together with Allos’ good faith rolling forecast for required quantities of Bulk Product for the Allos Territory equals or exceeds, in the aggregate, two batches (when converted to batch quantities and based on [ * ] then current batch size) for any Calendar Quarter, as contemplated under Section 3.3(c); and

(x)            perform such other functions as may be appropriate to further the purposes of this Agreement, with respect to the manufacture of the Bulk Product or API, as directed by the JSC.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The JMC shall have only the powers expressly assigned to it in this Section 3.2 and elsewhere in this Agreement.  The JMC shall have no power to interpret, amend, modify, or waive compliance with this Agreement.

(b)           Members.  Each Party shall initially appoint three representatives to the JMC, each of whom will be an officer or employee of such Party having sufficient seniority within the applicable Party to make decisions arising within the scope of the JMC’s responsibilities.  The JMC may change its size from time to time by mutual consent of its members and each Party may replace its representatives at any time upon written notice to the other Party.  In the event a JMC representative from either Party is unable to attend or participate in a meeting of the JMC, the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting, in its sole discretion.  The JMC shall have a chairperson, who shall be elected, on an annual basis, alternatively by Allos or MMCO.  The initial chairperson shall be selected by Allos.  The role of the chairperson shall be to convene and preside at all meetings of the JMC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JMC representatives.

(c)           Meetings.  The JMC shall meet at least one time per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings.  Either Party may also call a special meeting of the JMC (by videoconference or teleconference) upon at least [ * ] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JMC no later than [ * ] prior to the special meeting with materials reasonably adequate to enable an informed decision to be made by its members.  The JMC may meet in person, by videoconference or by teleconference, provided, however, at least two meetings per Calendar Year shall be in person at a mutually agreeable location or alternating each meeting between Cambridge, U.K. and Westminster, Colorado, unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference.  Each Party shall be responsible for its own expenses relating to such meetings.  As appropriate, other employee representatives or agents of the Parties may attend JMC meetings as non-voting observers and/or presenters.  The chairperson of the JMC shall be responsible for preparing reasonably detailed written minutes of all JMC meetings that reflect, without limitation, all material decisions made at such meetings.  The JMC chairperson shall send draft meeting minutes to each member of the JMC for review and approval within 10 business days after each JMC meeting.  Such minutes shall be deemed approved unless one or more members of the JMC objects to the accuracy of such minutes within 10 business days of receipt.

(d)           Decision Making.  Actions to be taken by the JMC shall be taken only following unanimous vote, with each Party having one vote representing the views of its members.  If the JMC fails to reach unanimous agreement on a matter before it for decision for a period in excess of [ * ] from the date first presented to the JMC in writing, then either Party may submit the dispute for resolution pursuant to Section 12.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3           Forecasts; Excess Orders; Capacity.

(a)           At least [ * ] prior to the first delivery date for Bulk Products hereunder, and at least [ * ] before the end of each Calendar Quarter thereafter, MMCO will provide Allos with a rolling forecast of MMCO’s best, good faith estimate of the quantities of Bulk Product to be ordered by MMCO from Allos for the next four Calendar Quarters to meet its and its Affiliates’ and Sublicensees’ reasonably anticipated requirement for Bulk Product, with the forecast for the first Calendar Quarter in the first forecast accounting for the remainder of the Calendar Quarter during which the first delivery takes place.

(b)           Each forecast contemplated in subsection (a) above, will include a separate section for Bulk Product for clinical use and Bulk Product for commercial use and, within each section, will specify the quantity for each presentation (e.g., quantity of [ * ] or [ * ] volumes for commercial use and quantity of [ * ], [ * ] or [ * ] volumes for clinical use).  Allos will include such forecasted amount in the forecasts it submits to its Third Party manufacturer(s) of Bulk Product.

(c)           The first Calendar Quarter of each forecast shall be binding, shall not be greater than [ * ] of the amount previously forecasted for such Calendar Quarter (when it was the second Calendar Quarter in the forecast) or less than [ * ] of the amount previously forecasted for such Calendar Quarter (when it was the second Calendar Quarter in the forecast), and shall constitute a binding obligation:  (i) for MMCO to place orders for, in the aggregate with respect to such Calendar Quarter, quantities of Bulk Product equal to such forecasted quantity for such first Calendar Quarter; and (ii) for Allos to accept orders for, in the aggregate with respect to such Calendar Quarter, such forecasted quantity of Bulk Product for such Calendar Quarter, provided that if MMCO’s rolling good faith forecast for required quantities of Bulk Product for the Licensed Territory for the next [ * ] Calendar Quarters together with Allos’ good faith rolling forecast for required quantities of Bulk Product for the Allos Territory for the next [ * ] Calendar Quarters equals or exceeds, in the aggregate, [ * ] batches (when converted to batch quantities and based on [ * ] then current batch size) or if MMCO’s rolling good faith forecast for required quantities of Bulk Product for the Licensed Territory for any Calendar Quarter together with Allos’ good faith rolling forecast for required quantities of Bulk Product for the Allos Territory for such Calendar Quarter equals or exceeds, in the aggregate, [ * ] batches (when converted to batch quantities and based on [ * ] then current batch size), then the following shall apply:

(i)            Allos shall promptly notify MMCO that the aggregated rolling forecasts for Allos’ and MMCO’s required quantities of Bulk Product for the next four Calendar Quarters equals or exceeds, in the aggregate, [ * ] batches (when converted to batch quantities and based on [ * ] then current batch size) or that MMCO’s rolling good faith forecast for required quantities of Bulk Product for the Licensed Territory for any Calendar Quarter together with Allos’ good faith rolling forecast for required quantities of Bulk Product for the Allos Territory for such Calendar Quarter equals or exceeds, in the aggregate, [ * ] batches (when converted to batch quantities and based on [ * ] then current batch size).  Within [ * ] of receipt of MMCO’s rolling forecast, the JMC shall meet and discuss how the Parties will continue to obtain Bulk Product for their respective territories without interruption, and Allos shall discuss with [ * ] its willingness to scale

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

up the size of its batches or to otherwise increase capacity, and the costs and time involved, in order to meet the Parties’ combined anticipated requirements for Bulk Product.  The JMC shall also consider whether an additional Third Party manufacturer of Bulk Product needs to be engaged and, if they decide an additional Third Party manufacturer should be engaged, the Parties shall proceed in accordance with Section 3.12.

(ii)           Notwithstanding the outcome of such aforementioned meeting and activities of the JMC, if [ * ] rejects any purchase order for Bulk Product in respect of a Calendar Quarter placed by Allos, and such rejection is because fulfillment of such purchase order would require [ * ] to supply Bulk Product in excess of [ * ] batches for such Calendar Quarter and/or would require [ * ] to supply Bulk Product in excess of [ * ] batches for the applicable four Calendar Quarters, Allos may reject the corresponding purchase order placed by MMCO in respect of such Calendar Quarter, provided that Allos shall:

(A)          provide to MMCO written confirmation from [ * ] of the rejection of Allos’ order and the quantities of Bulk Product (if any) that [ * ] is willing and able to supply for such Calendar Quarter in respect of all orders for Bulk Product for MMCO and Allos;

(B)           provide to MMCO written confirmation of the quantities of Bulk Product that Allos is able to supply to MMCO for such Calendar Quarter, from safety supplies held by Allos pursuant to Section 3.3(d) or excess inventory of Bulk Product that was not ordered by Allos for its own supply or the supply of its licensee in the Allos Territory, in order that Mundipharma can submit a replacement order for the quantity that Allos has indicated it can supply; and

(C)           cooperate with MMCO to find an additional Third Party manufacturer of Bulk Product and if Allos does not supply pursuant to Section 3.3(c)(ii)(B) the quantity originally ordered by MMCO (when combined with MMCO’s share of any amount that [ * ] specified pursuant to Section 3.3(c)(ii)(A) that it was willing and able to supply) and if Bulk Product is available from an additional Third Party Contractor jointly funded by the Parties pursuant to Section 3.12(b)(i), the quantity of Bulk Product that is supplied by such additional Third Party Contractor shall, for the remainder of the period during which [ * ] is unable or unwilling to supply Bulk Product, be allocated on a Calendar Quarter by Calendar Quarter basis between MMCO (for the Licensed Territory) and Allos (for the Allos Territory) based upon the volume ratio of units of Bulk Product ordered by Allos from [ * ] and such additional Third Party Contractor for such Calendar Quarter for MMCO (for the Licensed Territory) and units of Bulk Product ordered by Allos from [ * ] and such additional Third Party Contractor for such Calendar Quarter for itself and its licensee in the Allos Territory.

(iii)          If Allos rejects, in accordance with Section 3.3(c)(ii), a purchase order placed by MMCO and Allos fails to deliver to MMCO, by the delivery date

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

specified in such purchase order for Bulk Product, the quantities of Bulk Product set forth in such purchase order, then the Minimum Quantity obligation set forth in Section 3.4(e) shall not apply until Allos resumes delivery of Bulk Product.

Such binding obligation may be amended only by the written agreement of both MMCO and Allos, or by MMCO at its discretion in the event of a supply shortfall as set forth in Section 4.1, provided that MMCO will pay any fees or other penalties incurred by Allos and payable to its Third Party manufacturer in connection with such amendment to the corresponding obligation.  The second Calendar Quarter of each forecast will establish minimum and maximum quantities for such Calendar Quarter in the next forecast (when such Calendar Quarter will be the first Calendar Quarter in the forecast).  MMCO’s next forecast for such Calendar Quarter (when such Calendar Quarter will be the first Calendar Quarter in the forecast) shall not be greater than [ * ] of the amount previously forecasted or less than [ * ] of the amount previously forecasted.  The forecast for the third and fourth Calendar Quarters of each forecast shall be MMCO’s good faith estimate provided to Allos for planning purposes only, with no obligation on either Party to order or supply or to reserve manufacturing capacity or Raw Materials for, the forecasted amount for such Calendar Quarters.  Notwithstanding the foregoing, during the first four Calendar Quarters after the First Commercial Sale, forecasts will not be binding and MMCO may revise its forecasts based upon market conditions.  Allos will use commercially reasonable efforts to fulfill such forecasted orders.

(d)           For each of the [ * ] Calendar Years after First Commercial Sale, Allos or its Third Party manufacturers will maintain, at no charge to MMCO, a safety supply of Bulk Product equivalent to at least [ * ] of the quantity of Bulk Product forecast by MMCO for supply by Allos for such Calendar Year when the first Calendar Quarter in the forecast is the first Calendar Quarter in such Calendar Year.  Such supply of Bulk Product shall have a shelf life of at least [ * ].  For the [ * ] Calendar Year after First Commercial Sale and subsequent Calendar Years during the Term, Allos will maintain levels of Bulk Product at MMCO’s request, equivalent to at least [ * ] of the quantity of Bulk Product forecast by MMCO for supply by Allos for such Calendar Year when the first Calendar Quarter in the forecast is in the first Calendar Quarter in such Calendar Year, provided that MMCO shall reimburse Allos for its direct costs of purchasing or destroying any such Bulk Product that becomes obsolete, other than through the fault of Allos, its Affiliates or its Third Party manufacturers.  If Allos uses any of the quantities of Bulk Product that it was maintaining pursuant to this Section 3.3(d) to accept or fill an order placed by MMCO because Allos’ Third Party manufacturer did not deliver the amount ordered by Allos by the delivery date specified in Allos’ order, then Allos will use commercially reasonable efforts to replenish (to the extent necessary to comply with the first sentence of this Section 3.3(d)) such quantities of Bulk Product within [ * ].

3.4           Bulk Product Purchase Orders; Firm Orders; Requirements.

(a)           MMCO shall provide to Allos written purchase orders, each of which shall specify (i) the quantity of Bulk Product ordered for each presentation, which quantity shall be the same as the quantity specified in the binding forecast submitted in accordance with Section 3.3, and (ii) the requested delivery date for such order, which shall be no less than [ * ] after the date of such purchase order.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)           Allos shall include the quantities specified by MMCO pursuant to subsection (a) above, in the purchase orders Allos submits to its Third Party manufacturers of Bulk Product.

(c)           Allos will promptly (but in no case more than [ * ] after its receipt of a purchase order placed pursuant to this Section 3.4), acknowledge in writing its receipt of such Bulk Product purchase order.  Within [ * ] after such acknowledgment of receipt, Allos must confirm in writing either (i) its acceptance of such Bulk Product purchase order, whereupon it shall become a Firm Order, (ii) its acceptance of such Bulk Product purchase order but specifying an alternative delivery date that is no later than [ * ] after the date requested by MMCO in such Bulk Product purchase order, whereupon it shall become a Firm Order, or (iii) its rejection of such Bulk Product purchase order, provided, however, that Allos may only reject Bulk Product purchase orders that either fail to adhere to the forecast variance agreed to under Section 3.3(c) or are rejected by [ * ] in accordance with, and as more fully described under, Section 3.3(c).  If no such order confirmation is received by MMCO within [ * ] after Allos’ receipt of such purchase order, then Allos shall have been deemed to have accepted such purchase order, whereupon it shall become a Firm Order.  Any purchase orders for Bulk Product submitted by MMCO shall reference this Agreement and shall be governed exclusively by the terms contained herein.  If there is any inconsistency or conflict between the terms and conditions of this Agreement and any provisions in any Bulk Product purchase order, invoice or similar document furnished by MMCO or Allos to the other Party, the terms and conditions of this Agreement shall control except for matters of quality, in which case the Technical Agreement shall control.

(d)           In addition to the foregoing, if MMCO, in any Calendar Quarter, submits Bulk Product purchase orders in excess of [ * ] of the applicable binding forecast for the Bulk Product in such Calendar Quarter (“Excess Orders”), Allos will use commercially reasonable efforts to fill the excess portion of such Excess Orders as promptly as practicable, but will not be in breach hereof if, notwithstanding such efforts, it will be unable to fill such excess portion.  For clarity, Allos shall not have any obligation to incur any fees or other penalties to fill the excess portion of such Excess Orders or to supply to MMCO any quantities of Bulk Product that Allos had forecasted, ordered or obtained for its own account or the account of another licensee in the Allos Territory.  If Allos would incur fees to fill the excess portion of such Excess Orders, it shall bring this to MMCO’s attention and if MMCO agrees to reimburse Allos for such fees, then Allos shall fill such excess portion unless it would otherwise not be commercially reasonable to do so.

(e)           For so long as the [ * ] Supply Agreement is in full force and effect, MMCO shall purchase from Allos a minimum of [ * ] of the requirements of MMCO and its Affiliates and their Sublicensees for Bulk Product for each Calendar Year for use or sale in the EU (the “Minimum Quantity”); provided that, in the event that there is a supply shortfall under Section 4.1(a), such Minimum Quantity shall have no further effect and MMCO shall not be obligated to purchase any Minimum Quantity from Allos until such shortfall is cured.  In the event that MMCO’s orders and purchases hereunder are less than the Minimum Quantity in any Calendar Year, at the end of such Calendar Year, other than due to a supply shortfall under Section 4.1(a), MMCO shall have up to [ * ] to remedy the deficiency through the purchase of additional Bulk Product.  In the event that a deficiency still exists after such [ * ] period, other than due to a

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

supply shortfall under Section 4.1(a), MMCO will pay to Allos an amount equal to the cost of Bulk Product purchased by Allos from its Third Party manufacturer to avoid the penalty payment associated with Allos’ failure to meet its Minimum Quantity (as defined in the [ * ] Supply Agreement) obligations under the [ * ] Supply Agreement.

(f)            All orders placed by MMCO pursuant to this Section 3.4 will be sent by MMCO to Allos via courier, e-mail or facsimile, to the address, email address or facsimile number supplied by Allos.

3.5           API Purchase Orders; Firm Orders; Requirements.

(a)           If MMCO desires to purchase from Allos API to be used by MMCO or its Affiliates for non-clinical use, it will submit a purchase order to Allos upon terms to be mutually agreed by the Parties (including delivery amounts, delivery dates and acceptance and cancellation of purchase orders), provided that the cost for such API ordered by MMCO shall be equal to Allos’ Year-End Actual Direct Cost.  Any API purchase orders submitted by MMCO shall reference this Agreement and shall be governed exclusively as between this Agreement and the applicable API purchase order by the terms contained herein.  If there is any inconsistency or conflict between the terms and conditions of this Agreement and any provisions in any API purchase order, invoice or similar document furnished by MMCO or Allos to the other Party, the terms and conditions of this Agreement shall control except for matters of quality, in which case the Technical Agreement shall control.

(b)           If MMCO desires to purchase from Allos API to be used by MMCO or its Affiliates or Third Party manufacturer in the manufacture of Bulk Product for use in the Licensed Territory pursuant to its license under Section 2.1(c) of the License Agreement, then MMCO and Allos shall amend this Agreement in good faith in order to enable Allos to supply MMCO and its Affiliates and their Sublicensees with API for such use in manufacturing Bulk Product (such amendment the “API Supply Amendment”).  The API Supply Amendment shall include terms and conditions covering all aspects of such supply including forecasting, ordering, acceptance, rejection and price for such API ordered by MMCO, which shall be equal to Allos’ Year-End Actual Direct Cost.

3.6           Batch Samples.  As more specifically set forth in the Technical Agreement, Allos will retain or cause to be retained a sample of each batch tested for at least the shelf life of the applicable Bulk Product plus one year, or such longer period as may be required by the Bulk Product Specifications or GMPs, provided that MMCO informs Allos in writing of any applicable retention requirement of an applicable Regulatory Authority in the Licensed Territory that exceeds the period required by the Bulk Product Specifications and Allos will use commercially reasonable efforts to retain or cause to be retained samples for such longer period.

3.7           Order Storage.  MMCO may request that Allos store Bulk Product ordered by MMCO for up to [ * ] after the delivery date by providing Allos with at least [ * ] written notice prior to the delivery date of such Bulk Product purchase order in accordance with Section 3.4 with no additional payment obligations.  Allos will use commercially reasonable efforts to comply with MMCO’s requests under this Section 3.7.  For clarity, such compliance will not

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

change the delivery date for such Bulk Product, the shelf life of such Bulk Product on such delivery date pursuant to Section 3.8(a), or the timing for MMCO’s acceptance of such Bulk Product pursuant to Section 3.11 or the timing of payment for such Bulk Product pursuant to Section 5.4.

3.8           Delivery.

(a)           Allos will use commercially reasonable efforts to deliver the Bulk Product ordered by MMCO in accordance with the quantities and delivery dates specified in the applicable Firm Order.  Notwithstanding the foregoing provisions of this Section 3.8(a), (i) Bulk Product in the [ * ] configuration for clinical use will have a shelf life of not less than [ * ] from the delivery date of the Bulk Product as specified in the Firm Order for such Bulk Product, (ii) Bulk Product in the [ * ] configuration for clinical use will have a shelf life of not less than [ * ] from the delivery date of the Bulk Product as specified in the Firm Order for such Bulk Product and (iii) Bulk Product for commercial use (whether in the [ * ] configuration) will have a shelf life of not less than [ * ] from the delivery date of the Bulk Product as specified in the Firm Order for such Bulk Product; provided, however, to the extent that a shelf life of [ * ] is approved in a particular jurisdiction in respect of the Bulk Product, any Bulk Product delivered pursuant to this Section 3.8(a) for use or sale in such jurisdiction, for commercial use  (whether in the [ * ] configuration) will have a shelf life of not less than [ * ] from the delivery date of the Bulk Product as specified in the Firm Order for such Bulk Product.

(b)           The Bulk Product will be delivered to MMCO [ * ] (Incoterms 2010) at [ * ] facility in [ * ] or at the manufacturing facility or Allos’ other supplier of Bulk Product, at Allos’ discretion. The API will be delivered to MMCO [ * ] (Incoterms 2010) at the shipping dock of [ * ] storage facility in [ * ] or of Allos’ API supplier, at Allos’ discretion.  MMCO will arrange for and be responsible for the cost of all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the transport of Bulk Product or API purchased by MMCO hereunder.  Allos will include in each shipment of Bulk Product or API hereunder an itemized packing list and all other documentation as required to be included by the Technical Agreement, and if Bulk Product or API is shipped under quarantine, the written consent thereto of one of MMCO’s Quality representatives.

3.9           Subsequent Export.   MMCO will be responsible for the export or re-export of Bulk Product or API from the country of delivery, and will comply with all applicable Laws and regulations relating to the export or re-export of Bulk Product or API, including the prohibition against unlawful transshipments.  Where Bulk Product or API are destined for export or re-export from the country of delivery, MMCO agrees and accepts that it shall act as the exporter of record, and warrants that as the exporter of record, it will duly authorize and retain an agent who will act on its behalf, assuming all attendant responsibilities associated with the export or re-export, including obtaining any necessary export licenses.  MMCO’s responsibilities as the exporter of record include cooperating with its agent in providing a detailed description and accurate valuation and classification of the goods on the export commercial invoice, bills of lading, and all other required documentation.  MMCO further agrees to defend Allos against any civil action, civil or criminal, private or public, in connection with the subsequent export or re-export by or on behalf of MMCO or its Affiliates or Sublicensees of such goods.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.10         Bulk Product Release. The Technical Agreement contains provisions relating to the release of Bulk Product.

3.11         Acceptance and Rejection.

(a)           API.  Prior to delivering API ordered by MMCO pursuant to Section 3.5, Allos will provide MMCO with the Certificate of Analysis it received from its Third Party manufacturer with respect to such API.  MMCO will notify Allos, within the longer of [ * ] or the period in which Allos has the right under its agreement with such Third Party manufacturer to reject such API, if its review of such Certificate of Analysis demonstrates that such API does not conform to the API Specifications or was not manufactured in accordance with GMP or is Adulterated or Misbranded.  If MMCO provides such notice in a timely manner and Allos does not dispute in good faith MMCO’s review of such Certificate of Analysis or such dispute is resolved in MMCO’s favor pursuant to Section 3.11(c), then Allos will not deliver such API to MMCO and will use commercially reasonable efforts to obtain or identify substitute conforming API for delivery to MMCO in accordance with this Section 3.11 and Section 3.8(b).  If MMCO does not provide such notice in a timely manner then such API shall be considered accepted upon delivery by Allos in accordance with Section 3.8(b) and MMCO shall not have a right to reject it except with respect to a latent defect which existed at the time of delivery and was not discoverable by exercise of reasonable care and for which [ * ].

(b)           Bulk Product.  Within [ * ] after delivery of Bulk Product to MMCO in accordance with Section 3.8(b), if for any reason MMCO becomes aware that such Bulk Product did not conform to the Bulk Product Specifications, master batch record or relevant Bulk Product SOPs at the time of delivery, then MMCO will have the right to reject such defective shipment of the Bulk Product by giving written notice of rejection to Allos and specify the grounds for such rejection within such [ * ] period.  If MMCO provides such notice within such period and Allos does not dispute in good faith such rejection or such dispute is resolved in MMCO’s favor pursuant to Section 3.11(c), then at Allos’ option, the defective shipment of the Bulk Product will be disposed of by MMCO or will be returned to Allos, in each case at Allos’ expense, MMCO will not be obligated to pay the invoice therefor in accordance with Section 5.4 and MMCO may, at its option, (i) require Allos to use its commercially reasonable efforts to promptly replace the shipment of the defective Bulk Product with conforming Bulk Product as soon as reasonably practicable or (ii) inform Allos that it does not wish to receive replacement therefor, in which case the relevant Firm Order will be deemed cancelled.  If MMCO does not provide such notice within such [ * ] period then such Bulk Product shall be considered accepted and MMCO shall not have a right to reject it except with respect to a latent defect which existed at the time of delivery and was not reasonably discoverable at the time of delivery and for which [ * ].

(c)           If Allos disputes MMCO’s grounds for rejecting all or part of any shipment of the Bulk Product or API as set forth above, and such dispute is not resolved by mutual agreement of the Parties within [ * ] of MMCO’s notice of rejection, such dispute will be resolved by the Testing Laboratory.  The final written determination of the Testing Laboratory with respect to all or part of any shipment will be final and binding upon each Party, but only as to reasons given by MMCO in rejecting the shipment or portion thereof and will have no effect on any matter for which the Testing Laboratory did not render a determination.  The Testing Laboratory will

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

render such determination within [ * ] of its appointment by the Parties.  The fees and expenses of the Testing Laboratory will be paid by the Party against which the determination is made.

3.12         Third Party Contractors.  The Parties acknowledge that Allos currently has a supply agreement with (i) [ * ], Allos’ Third Party manufacturer, for the manufacturing and supply of the Bulk Product, and (ii) [ * ], Allos’ Third Party manufacturer, for the manufacturing and supply of API. The Parties also acknowledge that Allos has qualified and validated [ * ] to manufacture and supply API and has a master services agreement with [ * ].

(a)           The Parties further acknowledge that each of Allos’ supply agreements with [ * ] and [ * ] (i) have an initial term that will expire in [ * ] and (ii) contain provisions for automatic extension for two additional two-year terms unless either Party gives notice of intent to terminate.  Allos will consult with MMCO with respect to any extension of, and engage in good faith negotiations in consultation with MMCO, to improve the current terms of its supply agreements with [ * ] or [ * ].  Allos will also provide written notice to MMCO within [ * ] of any decision by Allos or any receipt of notice by [ * ] and/or [ * ] to not extend Allos’ supply agreement with [ * ] and/or its supply agreement with [ * ], respectively, in accordance with their respective terms.

(b)           If either Party wishes to engage a Third Party manufacturer (a “Third Party Contractor”) to provide Bulk Product and/or API for its territory in addition to or in lieu of [ * ], [ * ] and [ * ], the proposing Party shall present to the other Party’s representatives on the JMC a proposal regarding such Third Party Contractor.  The JMC shall discuss such proposed Third Party Contractor at its next meeting, whether regularly scheduled or specially requested under Section 3.2(c), and the proposing Party shall provide, within [ * ] after such JMC meeting (or such longer period of time as agreed upon in writing by the Parties), any additional information reasonably requested by the other Party’s JMC representatives prior to or during such JMC meeting.

(i)            If within [ * ] after the JMC meeting at which a particular proposed Third Party Contractor is discussed (or such longer period of time as agreed upon in writing by the Parties) the other Party notifies the proposing Party in writing that the other Party wishes to obtain supply of API or Bulk Product, as applicable, from such proposed Third Party Contractor, then the costs associated with engaging, qualifying and maintaining such Third Party Contractor to supply Bulk Product or API, as applicable, for the Allos Territory and Licensed Territory will be [ * ] and will be [ * ], provided that if a proposed Third Party Contractor for the manufacture of Bulk Product or API is [ * ] or [ * ], then [ * ] shall be solely responsible for the costs associated with engaging, qualifying and maintaining such Third Party Contractor to supply Bulk Product or API. The proposing Party (such Party, the “Contracting Party”) may then negotiate in good faith and enter into an agreement with the Third Party Contractor; provided, however, (A) that the Contracting Party will provide the other Party with an opportunity to review and provide comments upon versions of the draft agreements with such Third Party Contractor and the other Party must consent to the final version of the contract; and (B) the Parties shall amend this Agreement as necessary to make it consistent with the relevant terms of such new supply agreement, including providing Allos with the ability

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to obtain supply from MMCO with terms consistent with those in this Agreement if MMCO is the Contracting Party. Without limiting the foregoing, the Parties shall amend this Agreement to permit Allos to reject orders placed by MMCO pursuant to this Agreement if the Third Party Contractor has the right under the new supply agreement to reject an order placed by Allos that includes the amounts ordered by MMCO and the Third Party Contractor rejects such order.  For clarity, if the other Party does not consent to the final version of the contract, then Section 3.12(b)(ii) shall apply instead of this Section 3.12(b)(i).

(ii)           If (A) within [ * ] after the JMC meeting at which a particular proposed Third Party Contractor is discussed (or such longer period of time as agreed upon in writing by the Parties) the other Party (1) has not notified the proposing Party in writing that it wishes to obtain supply of API or Bulk Product, as applicable, from the proposed Third Party Contractor or (2) has notified the proposing Party in writing that it does not wish to obtain supply of API or Bulk Product, as applicable, from such proposed Third Party Contractor; or (B) the other Party does not consent to the agreement with the proposed Third Party Contractor pursuant to Section 3.12(b)(i) above, then the proposing Party may engage such proposed Third Party Contractor independently in its sole discretion, at its own cost and without any further obligation to consult with or provide agreement drafts or information to the other Party, and the other Party shall not have any right to obtain supply of Bulk Product or API, as applicable, from such Third Party Contractor.

(c)           Notwithstanding the provisions of this Section 3.12, and for the avoidance of doubt, the non-Contracting Party will have no liability of any kind to any Third Party Contractor for any breach by the Contracting Party or failure by the Contracting Party to satisfy its obligations to such Third Party Contractor under any contract, agreement or understanding that the Contracting Party has, may have or will have with such Third Party Contractor.

3.13         Records; Inspection; Quality Audits.

(a)           Allos will maintain true and complete books and records of its data and all data provided by Allos’ Third Party manufacturers relating to the manufacture and supply of the Bulk Product delivered to MMCO hereunder. Upon at least [ * ] prior written notice, and during normal business hours, MMCO will have the right to inspect and review such books and records to the extent in Allos’ possession (including as set forth in the attached Technical Agreement) as may be necessary to ensure Allos’ compliance with the terms and conditions set forth above. To the extent Allos’ books and records do not contain certain data relating to the manufacture and supply of the Bulk Product delivered to MMCO hereunder and such data is in possession of Allos’ Third Party manufacturer, then upon MMCO’s reasonable request, Allos will use commercially reasonable efforts to assist MMCO in obtaining a copy of or access to such data from such Third Party manufacturer.

(b)           Allos will provide MMCO with copies of the reports from its quality audits of [ * ], [ * ], [ * ] and its Third Party Contractors’ facilities with respect to the manufacture of Bulk Product or API, as more fully set forth in the Technical Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)           Allos will allow MMCO one quality audit of Allos’ manufacturing records  per Calendar Year to be carried out by MMCO’s employees or its designees upon reasonable notice and in accordance with Section 3.13(a).

3.14         Technical Assistance.  Allos will furnish MMCO with such technical bulletins and data relative to the Bulk Product and API as reasonably appropriate from time to time.  At MMCO’s request, Allos shall make available, to MICL or its Affiliate or its Third Party manufacturer who is a Sublicensee approved by Allos under the License Agreement, all Allos Manufacturing Know-How, and shall provide such other reasonable assistance, as is required to enable such entity to manufacture API and/or Bulk Product, as applicable, and take such other reasonably necessary actions in furtherance thereof in accordance with Section 2.1(c) of the License Agreement.  If such request is: (i) the result of [ * ], then [ * ]; (ii) [ * ], then [ * ]; and (iii) [ * ], then [ * ] shall be solely responsible for all of its costs under this Section 3.14.  [ * ]. MMCO shall pay such invoice within [ * ].

4.             SUPPLY SHORTFALL; SUPPLY INTERRUPTION.

4.1           Supply Shortfall; Bulk Product Shortfall.

(a)           A supply shortfall shall be deemed to have taken place if:  (i) Allos fails to deliver to MMCO by the delivery date specified in the Firm Order for Bulk Product the quantities of Bulk Product ordered by MMCO under such Firm Order; or (ii) MMCO rejects a shipment pursuant to Section 3.11 due to non-conformity of the Bulk Product to the Bulk Product Specifications.  Allos shall use commercially reasonable efforts to cure any such supply shortfall as soon as practicable.

(b)           Notwithstanding the provisions of subsection (a) above, if Allos’ Third Party manufacturer of Bulk Product is not able to supply the full quantity of Bulk Product set forth in purchase orders placed by Allos during a Calendar Quarter that includes either (i) Bulk Product for both MMCO and Allos, (ii) Bulk Product only for Allos or (iii) Bulk Product only for MMCO, then the quantity of Bulk Product that is supplied by such Third Party manufacturer on account of such purchase orders shall be allocated between MMCO and Allos based upon the volume ratio of units of Bulk Product ordered by each Party for the Calendar Quarter during which the shortfall occurred.

(c)           For the avoidance of doubt, this Section 4.1 will not supersede or otherwise limit Allos’ obligations to supply Bulk Product as set forth in this Agreement.

4.2           Supply Interruption.

(a)           In the event that (i) Allos is unable to fully deliver ordered Bulk Product to MMCO within [ * ] of the specified delivery date in the relevant Firm Order (including meeting Specifications) or (ii) a supply shortfall under Section 4.1(a) has occurred in [ * ] Calendar Quarters (each, a “Supply Interruption”),  then the Parties will meet to discuss possible solutions and (i) Allos will use commercially reasonable efforts to supply the undelivered Bulk Product at a future date agreed upon by the Parties (as to which a failure to deliver will be

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

deemed to be an additional Supply Interruption), and (ii) if available, Allos will use commercially reasonable efforts to obtain Bulk Product necessary to meet MMCO’s requirements from a different Third Party Contractor of Allos (provided such Bulk Product has not already been ordered by Allos for its own supply or the supply of its licensee in the Allos Territory).  For so long as a Supply Interruption remains uncured, MMCO will have the right, at its sole election, to purchase all of its requirements for Bulk Product directly from any Third Party Contractor of MMCO.

5.             PRICE AND PAYMENT TERMS.

5.1           Price.  For API or Bulk Product delivered to MMCO, MMCO will pay to Allos, during the term of this Agreement, the applicable Transfer Price for the Calendar Year in which such delivery occurs; provided, however, that within [ * ] after the end of each Calendar Year, the Parties will perform an accounting, in respect of each unit of Bulk Product or API sold during such calendar year, to determine the difference between (x) the applicable Transfer Price and (y) the applicable Year-End Actual Direct Cost, in each case for such Bulk Product or API delivered to MMCO during such Calendar Year (the “Cost Differential”).  If the Cost Differential shows an overpayment by MMCO, then Allos shall refund and remit to MMCO, within [ * ] of the determination of the Cost Differential, an amount equal to such overpayment.  If the Cost Differential shows an underpayment by MMCO, then MMCO shall pay to Allos, within [ * ] of the determination of the Cost Differential, an amount equal to such underpayment.

5.2           Reimbursement of Joint Manufacturing Costs

(a)           MMCO shall be responsible for the MMCO Share of all Joint Manufacturing Costs.  Within [ * ] after the end of each Calendar Quarter during which Allos has incurred any Joint Manufacturing Costs, Allos shall submit to MMCO a reasonably detailed invoice setting forth the total Joint Manufacturing Costs incurred by Allos in such Calendar Quarter and invoicing MMCO for the MMCO Share of such Joint Manufacturing Costs.  MMCO shall pay to Allos the amount invoiced within [ * ] after the receipt of such invoice.

(b)           Allos shall be responsible for the Allos Share of all Joint Manufacturing Costs. Within [ * ] after the end of each Calendar Quarter during which MMCO has incurred any Joint Manufacturing Costs, MMCO shall submit to Allos a reasonably detailed invoice setting forth the total Joint Manufacturing Costs incurred by MMCO in such calendar quarter and invoicing Allos for the Allos Share of such Joint Manufacturing Costs.   Allos shall pay to MMCO the amount invoiced within [ * ] after the receipt of such invoice.

(c)           All payments made by a Party pursuant to this Section 5.2 shall be non-refundable.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3           Calculation of Transfer Price and Actual Direct Cost.

(a)           Transfer Price. For each Calendar Year during the Term, Allos will calculate a Transfer Price for API and a Transfer Price for each presentation of Bulk Product for such Calendar Year.  Such calculation shall be made by Allos based upon anticipated worldwide volumes of API or Bulk Product from Allos’ suppliers, as applicable, for such Calendar Year.  Such Transfer Price shall be (i) for each presentation of Bulk Product, the Bulk Product Anticipated Direct Cost for such presentation, plus [ * ] and (ii) for API, the API Anticipated Direct Cost, plus [ * ], in the case of (i), as exemplified in the sample calculation shown in the spreadsheet attached as Exhibit C, which is provided for informational purposes and does not establish any obligations or reflect any expectations with respect to the amount of any Transfer Price.  Allos shall give written notice to MMCO of the Transfer Price for each Calendar Year (other than 2011) no later than [ * ] before the beginning of such Calendar Year.  Allos shall provide MMCO with written documentation showing the basis for such Transfer Price calculations.

(b)           Year-End Actual Direct Cost. After the end of each Calendar Year during the Term, Allos will calculate the Year-End Actual Direct Cost for API and each presentation of Bulk Product for such Calendar Year.  Such calculation shall be made by Allos based upon actual worldwide volumes of API or Bulk Product from Allos’ suppliers, as applicable, for such Calendar Year.  Such Year-End Actual Direct Cost shall be (i) for each presentation of Bulk Product, the Bulk Product Actual Direct Cost for such presentation, plus [ * ] and (ii) for API, the API Actual Direct Cost, plus [ * ] in the case of (i), as exemplified in the sample calculation shown in the spreadsheet attached as Exhibit C, which is provided for informational purposes and does not establish any obligations or reflect any expectations with respect to the amount of any Year-End Actual Direct Cost.  Allos shall give written notice to MMCO of the Year-End Actual Direct Cost for each Calendar Year no later than [ * ] after the end of such Calendar Year.  Allos shall provide MMCO with written documentation showing the basis for such Year-End Actual Direct Cost calculations.

5.4           Payment.  Upon delivery of the Bulk Product or API to MMCO, Allos will invoice MMCO therefor.  MMCO will pay each invoice in full within [ * ] after the receipt of each invoice, unless delivery is validly rejected by MMCO in accordance with this Agreement.

5.5           Audit Request.

(a)           Year-End Actual Direct Cost.  Allos will keep complete, true and accurate books and records for the purpose of determining Year-End Actual Direct Cost for API or Bulk Product delivered to MMCO hereunder.  Allos will permit an independent certified public accountant chosen by MMCO and reasonably acceptable to Allos, which acceptance will not be unreasonably withheld, to conduct audits of such books and records related to the determination of such Year-End Actual Direct Cost that the independent certified public accountant in its judgment considers relevant, in order to verify such Year-End Actual Direct Cost.  Such books and records will be kept at the principal place of business of Allos for at least three years following the end of the calendar month to which they pertain.  Such inspections may be made

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

no more than once each calendar year, at reasonable times and on reasonable notice, and shall not include books and records that were previously inspected.  Allos will be required to respond to the independent auditor’s data requests within [ * ].  If, as a result of any audit of the books and records of Allos, it is shown that there is a variance in the amount paid by MMCO under Section 5.1 of this Agreement after calculation and payment of the Cost Differential with respect to the period of time audited as compared to the amount that should have been paid under Section 5.1, then (i) if such variance shows an overpayment by MMCO, then Allos will, within   [ * ] after MMCO’s demand therefor, pay to MMCO the amount of such overpayment, together with interest on such overpaid amount at the rate of [ * ] over the prime rate of interest per annum reported in The Wall Street Journal for the date such amount was due (and which interest on such overpaid amount will continue to accrue during any resolution of a dispute regarding payment hereunder), and (ii) if such variance shows an underpayment by MMCO, then MMCO will, within [ * ] after Allos’ demand therefor, pay to Allos the amount of such overpayment, together with interest on such overpaid amount at the rate of [ * ] over the prime rate of interest per annum reported in The Wall Street Journal for the date such amount was due (and which interest on such underpaid amount will continue to accrue during any resolution of a dispute regarding payment hereunder).  Inspections conducted under this Section 5.5(a) will be at the expense of MMCO, unless a variation or error producing an overpayment of amounts payable under Section 5.1 exceeding [ * ] of the amount paid for the period covered by the inspection is established in the course of such inspection, whereupon all reasonable out-of-pocket costs and expenses relating to the inspection for such period will also be paid by Allos to MMCO.  If the independent certified public accountant finds a variation or error producing an overpayment amounts payable under Section 5.1 exceeding [ * ] of the amount paid for any period covered by the inspection, MMCO will have the additional right to make inspections twice per year for the next two years.  The independent certified public accountant will present both Parties with a preliminary report of its findings and provide both Parties with an opportunity to respond to any questions raised or issues identified before issuing any final reports.  Such reports shall be deemed the Confidential Information of Allos.

(b)           Joint Manufacturing Costs. Each Party will keep complete, true and accurate books and records for the purpose of determining Joint Manufacturing Costs incurred by such Party hereunder.  Each Party will permit an independent certified public accountant chosen by the other Party (such Party, in such case, the “Auditing Party”) and reasonably acceptable to such audited Party (such Party, in such case, the “Audited Party”), which acceptance will not be unreasonably withheld, to conduct audits of such books and records related to the determination of such Joint Manufacturing Costs that the independent certified public accountant in its judgment considers relevant, in order to verify such Joint Manufacturing Costs.  Such books and records will be kept at the principal place of business of the Audited Party for at least three years following the end of the calendar month to which they pertain.  Such inspections may be made no more than once each Calendar Year, at reasonable times and on reasonable notice, and shall not include books and records that were previously inspected.  The Audited Party will be required to respond to the independent auditor’s data requests within [ * ].  If, as a result of any audit of the books and records of the Audited Party, it is shown that there is a variance in the amount paid by the Auditing Party under Section 5.2 of this Agreement with respect to the period of time audited as compared to the amount that should have been paid under

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 5.2, then (i) if such variance shows an overpayment by the Auditing Party, then the Audited Party will, within [ * ] after the Auditing Party’s demand therefor, pay to the Auditing Party the amount of such overpayment, together with interest on such overpaid amount at the rate of [ * ] over the prime rate of interest per annum reported in The Wall Street Journal for the date such amount was due (and which interest on such overpaid amount will continue to accrue during any resolution of a dispute regarding payment hereunder), and (ii) if such variance shows an underpayment by the Auditing Party, then the Auditing Party will, within [ * ] after the Audited Party’s demand therefor, pay to the Auditing Party the amount of such overpayment, together with interest on such overpaid amount at the rate of [ * ] over the prime rate of interest per annum reported in The Wall Street Journal for the date such amount was due (and which interest on such underpaid amount will continue to accrue during any resolution of a dispute regarding payment hereunder).  Inspections conducted under this Section 5.5(b) will be at the expense of the Auditing Party, unless a variation or error producing an overpayment of amounts payable under Section 5.2 exceeding [ * ] of the amount paid for the period covered by the inspection is established in the course of such inspection, whereupon all reasonable out-of-pocket costs and expenses relating to the inspection for such period will also be paid by the Audited Party to the Auditing Party.  If the independent certified public accountant finds a variation or error producing an overpayment amounts payable under Section 5.2 exceeding [ * ] of the amount paid for any period covered by the inspection, the Auditing Party will have the additional right to make inspections twice per year for the next two years.  The independent certified public accountant will present both Parties with a preliminary report of its findings and provide both Parties with an opportunity to respond to any questions raised or issues identified before issuing any final reports.  Such reports shall be deemed the Confidential Information of the Audited Party.

5.6           Late Payments.  If Allos does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Allos until the date of payment at the per annum rate of [ * ] over the then-current prime rate as reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower.  In addition to other remedies available to Allos in the event that MMCO fails to make any payment within [ * ] of the date due hereunder, Allos may refuse to accept all future purchase orders and refuse to deliver Bulk Product or API pursuant to pending Firm Orders until MMCO’s account is paid in full.

6.             REGULATORY MATTERS.

6.1           Specification Approval.   The Specifications attached hereto as Exhibit A for API and Bulk Product delivered to MMCO are the same as the specifications for API and Bulk Product procured by Allos as of the Effective Date for its own use. Changes made to such Specifications in accordance with this Section 6.1 or Section 6.2 shall retain such consistency with the then-current specifications for API and Bulk Product procured by Allos at such time for its own use, except to the extent any changes are required by Regulatory Authorities in the Licensed Territory.  Allos agrees to make no changes to the API Specifications or the Bulk Product Specifications without following the procedures set forth in this Section 6.1 or Section 6.2.  Allos will notify MMCO in writing at least [ * ] prior to filing any planned changes in the

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

manufacturing process that are reportable to a Regulatory Authority or any planned changes in Specifications.  MMCO will have the right to review and approve or reject such changes; provided, however, that MMCO will not have the right to reject any such changes which are mandated by applicable Laws or changes thereto.  If Allos decides to implement a change to the manufacturing process for API or Bulk Product and such change is not required to be reported to a Regulatory Authority and does not change the applicable Specifications, then Allos shall notify MMCO in writing of such change promptly after Allos’ decision to implement such change.  For clarity, MMCO will not have the right to approve or reject such change.

6.2           Required Specification Changes.  Allos will maintain a system (consistent with standard industry practice) to control and implement changes to API Specifications and Bulk Product Specifications, manufacturing processes and qualification procedures, in accordance with GMPs and other applicable Laws in the United States, EU or under ICH Guidelines.  Each Party will provide written notice in a timely manner to the other Party of any other applicable Laws in their respective territories that require any such changes.  Any costs associated with changes to the Specifications required by Regulatory Authorities in the Licensed Territory that are not also required in the U.S. or Canada will be [ * ].  Any costs associated with changes to the API Specifications and Bulk Product Specifications procured by Allos for its own use required by Regulatory Authorities in the U.S. or Canada will be [ * ] unless such changes are also required by Regulatory Authorities in the Licensed Territory, in which case [ * ].

6.3           Communications with Regulatory Authorities.  The Technical Agreement contains provisions relating to reporting and filing obligations to Regulatory Authorities with respect to manufacture of Bulk Product.  As more fully set forth in the Technical Agreement, both Parties will promptly provide to each other copies of correspondence to and from any Regulatory Authority relating to or impacting the manufacture of any Bulk Product, including correspondence to, from or among [ * ], any Third Party Contractors and any Regulatory Authority with respect to the Bulk Product.

6.4           Complaints.  The Technical Agreement contains provisions relating to complaints.

6.5           Adverse Drug Experience Information.  The Pharmacovigilance Agreement contains provisions relating to adverse drug experiences.

6.6           Good Manufacturing Practices.  The Technical Agreement contains provisions relating to GMPs.  If Allos’ failure to comply with applicable Laws causes a Supply Interruption, Section 4 of this Agreement will apply.

6.7           Bulk Product or Product Recalls or Seizure.  As more fully described in the Technical Agreement, the Parties will discuss all manufacturing-related recalls through the JMC.  Allos will handle all such recalls except that MMCO will handle any recalls in the event that the manufacturing issues that are the basis for such recall are specific to the Licensed Territory and do not have any effect on the Allos Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.             INSURANCE.

7.1           Each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Bulk Product or the labeled, packaged version thereof is being manufactured, clinically tested or commercially distributed or sold by such Party.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Section 8 of this Agreement.  Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request.  Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non renewal or if there is a material change in or to such insurance.

8.             INDEMNIFICATION.

8.1           Indemnification by Allos.  Allos shall, at its sole expense, defend, indemnify, and hold MMCO and its Affiliates and their respective officers, directors, employees, and agents (the “MMCO Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, losses, liabilities, costs, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries involving property damage or personal injury (including death)  (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of Allos’ representations and warranties set forth in Sections 9.1 or 9.3 and covenants under Sections 9.4(b)-(d) and 9.5, and (b) the willful misconduct or negligent acts of Allos, its Affiliates, or the officers, directors, employees, or agents of Allos or its Affiliates.  The foregoing indemnity obligation shall not apply (x) to the extent that (i) the MMCO Indemnitees fail to comply with the indemnification procedures set forth in Section 8.3 and Allos’ defense of the relevant Claims is prejudiced by such failure or (ii) such Claims arise out of or result from the gross negligence or willful misconduct of the MMCO Indemnitees, or any related breach by MMCO of its representations, warranties and/or covenants hereunder; or (y) to Claims for which MMCO has an obligation to indemnify Allos pursuant to Section 8.2, as to which Claims each Party shall indemnify the other to the extent of its liability for such Claims.

8.2           Indemnification by MMCO.  MMCO shall, at its sole expense, defend, indemnify, and hold Allos and its Affiliates and their respective officers, directors, employees, and agents (the “Allos Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of MMCO’s representations and warranties set forth in Sections 9.2 or 9.3 and covenants under Section 9.5, and (b) the willful misconduct or negligent acts of MMCO, its Affiliates, or the officers, directors, employees, or agents of MMCO or its Affiliates.  The foregoing indemnity obligation shall not apply (x) to the extent that (i) the Allos Indemnitees fail to comply with the indemnification procedures set forth in Section 8.3 and MMCO’s defense of the relevant Claims is prejudiced by such failure or (ii) such Claims arise out of or result from the gross negligence or willful misconduct of the Allos Indemnitees, or any related breach by Allos of its representations, warranties and/or covenants hereunder; or (y) to Claims for which Allos has an

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

obligation to indemnify MMCO pursuant to Section 8.1, as to which Claims each Party shall indemnify the other to the extent of its liability for such Claims.

8.3           Indemnification Procedures.  The Party claiming indemnity under this Section 8 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 8.

8.4           Allos’ Third Party Manufacturers.  If a Third Party brings a Claim against an MMCO Indemnitee on account of (i) failure of Bulk Product supplied by Allos pursuant to this Agreement to comply with GMP, (ii) Bulk Product supplied by Allos pursuant to this Agreement being Adulterated or Misbranded or (iii) the negligence, recklessness or willful misconduct of Allos’ Third Party manufacturer, and such MMCO Indemnitee is not entitled to indemnification by Allos pursuant to Section 8.1 but Allos is entitled, pursuant to its supply agreement with the Third Party manufacturer that produced such Bulk Product, to indemnification from such Third Party manufacturer on account of such non-compliance, Adulteration, Misbranding, negligence, recklessness or willful misconduct, then Allos shall, at MMCO’s request, pursue its claim for indemnification from such Third Party manufacturer and shall pay to MMCO any amounts that Allos receives from such Third Party manufacturer on account of such indemnification claim, after deducting all legal fees and other reasonable out-of-pocket costs incurred by Allos with respect to such pursuit.

9.             REPRESENTATIONS AND WARRANTIES; COVENANTS.

9.1           Representations and Warranties of Allos:  Allos hereby represents and warrants to MMCO as follows:

(a)           As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or formed;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)           As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of Allos, and constitutes a legal, valid, and binding obligation of Allos that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies;

(c)           To Allos’ Knowledge as of the Effective Date, the execution and performance of Allos’ obligations hereunder do not and will not conflict with any material obligation it may have to any Third Party, and Allos does not and will not need the consent or approval of any Third Party or judicial or governmental agency to execute this Agreement or perform any of its obligations hereunder;

(d)           To Allos’ Knowledge as of the Effective Date, there are no current investigations or claims against Allos in any court or by or before any governmental body or agency, with respect to manufacture or Allos’ commercial release of the Bulk Product or API, the manufacturing facilities in which the Bulk Product or API is manufactured which may materially adversely affect Allos’ ability to perform its obligations under this Agreement; and

(e)           To Allos’ Knowledge as of the Effective Date, neither the Bulk Product nor the API is currently the subject of any pending action, suit or other legal proceeding, or any written claim of infringement of the intellectual property rights of any Third Party.

9.2           Representations and Warranties of MMCO:  MMCO represents and warrants to Allos as follows:

(a)           As of the Effective Date, it is a partnership duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or formed;

(b)           As of the Effective Date, (i) it has the partnership power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary partnership action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of MMCO, and constitutes a legal, valid, and binding obligation of MMCO that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies; and

(c)           To MMCO’s Knowledge, as of the Effective Date, the execution and performance of MMCO’s obligations hereunder do not and will not conflict with any material

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

obligation it may have to any Third Party, and MMCO does not and will not need the consent or approval of any Third Party or judicial or governmental agency to execute this Agreement or perform any of its obligations hereunder.

9.3           Representations and Warranties of the Parties.  Each Party hereby represents and warrants to the other Party that, as of the Effective Date, none of such Party’s employees or consultants (i) are debarred under Section 306(a) or 306(b) of the FD&C Act or by the applicable Laws of any Regulatory Authority; (ii) have, to such Party’s Knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the applicable Laws of any Regulatory Authority, or are proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee’s or consultant’s employment or contract term; and (iii) are excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. health care programs (or have, to such Party’s Knowledge, been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or nonprocurement programs.

9.4           Covenants of Allos.

(a)           Allos agrees that the Bulk Product and API delivered to MMCO under this Agreement (i) will meet the applicable Bulk Product Specifications and API Specifications at the time of delivery, (ii) will remain in compliance with the Bulk Product Specifications and API Specifications throughout the shelf-life of the Bulk Product or API, as applicable, provided that it is stored in strict compliance with the applicable long term storage conditions, it is not tampered with, damaged, modified, mishandled or used in a manner other than as intended,  and (iii) will have been manufactured and stored by or for Allos in conformity with GMPs and will not be Adulterated or Misbranded.

(b)           Allos will use commercially reasonable efforts to ensure the requisite manufacturing capacity to manufacture the Bulk Product and API under the terms of this Agreement.

(c)           Prior to the delivery of Bulk Product and API hereunder, Allos will have received, will be in current compliance with, and will use reasonable commercial efforts to maintain throughout the Term, all permits, licenses, registrations, and other forms of governmental authorizations and approvals (“Permits”) required to be obtained and maintained by Allos in order for Allos to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all applicable Laws and will otherwise perform its obligations hereunder in a manner which complies in all material respects with applicable Laws.

(d)           Allos shall be responsible for all process development and manufacturing scale-up activities, itself or through one or more of Allos’ Third Party manufacturers, required to produce commercial quantities of the Bulk Product for eventual sale in the Licensed Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.5           Covenants of the Parties.

(a)           During the Term, neither Party will utilize any employee or consultant (i) who has been debarred under Section 306(a) or 306(b) of the FD&C Act or pursuant to the applicable Laws of any Regulatory Authority; (ii) who, to such Party’s Knowledge, has been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or otherwise pursuant to the applicable Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee’s or consultant’s employment or contract term; or (iii) who is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. health care programs (or who, to such Party’s Knowledge, has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but has not yet been excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or nonprocurement programs.  Each Party shall notify the other Party promptly, but in no event later than five business days, upon becoming aware that any employee or consultant it is using has been excluded, debarred, suspended or otherwise ineligible, or is the subject of exclusion, debarment or suspension proceedings by any Regulatory Authority.

(b)           Each Party will own all intellectual property it or its Affiliates or designees create in the course of performing this Agreement.

9.6           Limitation on Liability.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT (E.G., SECTIONS 9.1, 9.2 AND 9.3), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE OTHER, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.   UNDER NO CIRCUMSTANCES SHALL MMCO HAVE ANY LIABILITY TO ALLOS’ THIRD PARTY MANUFACTURERS OF BULK PRODUCT OR API UNDER THIS AGREEMENT.  EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS FOR PERSONAL INJURY ARISING OUT OF (I) ALLOS’ SOLE NEGLIGENCE OR WILLFUL MISCONDUCT UNDER SECTION 8.1, OR (II) THE RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.4 (FOR PURPOSES OF CLARITY, ALLOS DOES NOT HAVE ANY OBLIGATION UNDER SECTION 8.4 TO PROVIDE TO MMCO ANY AMOUNTS THAT ARE NOT RECEIVED BY ALLOS FROM THE APPLICABLE THIRD PARTY MANUFACTURER), UNDER NO CIRCUMSTANCES WILL ALLOS’ AGGREGATE LIABILITY TO MMCO OR ITS AFFILIATES WITH RESPECT TO THIS AGREEMENT EXCEED THE TOTAL PAYMENTS MADE BY MMCO IN THE CALENDAR YEAR IN WHICH THE ACTION OCCURRED.

9.7           DISCLAIMER.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT,

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.7 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.1 OR 8.2 OR THE RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.4 (FOR PURPOSES OF CLARITY, ALLOS DOES NOT HAVE ANY OBLIGATION UNDER SECTION 8.4 TO PROVIDE TO MMCO ANY AMOUNTS THAT ARE NOT RECEIVED BY ALLOS FROM THE APPLICABLE THIRD PARTY MANUFACTURER).

9.8           Sole Remedy.  Allos’ sole liability and MMCO’s sole remedy for any breach of the representations set forth in Section 9.4(a) shall be as set forth in Section 3.11.  Allos’ sole liability and MMCO’s sole remedy for any failure of Allos to deliver any Bulk Product or API set forth in any Firm Order therefor shall be as set forth in Sections 4.1 and 4.2.  Notwithstanding the foregoing, nothing in this Section 9.8 is intended to or shall limit or restrict the indemnification rights or obligations of any Party under Section 8.1 or 8.2 or the rights or obligations of any Party under Section 8.4 (For purposes of clarity, Allos does not have any obligation under Section 8.4 to provide to MMCO any amounts that are not received by Allos from the applicable Third Party manufacturer).

10.           TERMINATION.

10.1         Cross-Termination. This Agreement will terminate automatically upon the termination of the License Agreement or upon the signed written agreement of the Parties.

10.2         Termination for Breach.  Each Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party (the “Breaching Party”) if the Breaching Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail (a “Default Notice”), fails to cure such material breach within [ * ] after delivery of the Default Notice.

10.3         Termination for Bankruptcy.  Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code, (iv) files a petition seeking to take advantage of any applicable Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,  (v) has a proceeding or case commenced against it in any court of competent jurisdiction (which proceeding or case is not discharged within 60 days of the filing thereof), seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code, or an order, judgment or decree approving any of the foregoing is entered and continues unstayed for a period of 60 days, or (vi) has an order for relief against it entered in an involuntary case under the Bankruptcy Code.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.4         Post-Termination.  Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing prior to such expiration or termination.

11.           CONFIDENTIALITY.

11.1         Confidentiality.  Each Party agrees that, for the longer of the Term or the term of the License Agreement and for a period of five years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or as otherwise agreed to in writing by the Parties.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)           was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)           was disclosed to the receiving Party or its Affiliate by a Third Party who had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)           was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

11.2         Authorized Disclosure.  Notwithstanding the obligations set forth in Section 11.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)           such disclosure is reasonably necessary (i) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of the Bulk Product or the API; or (ii) for prosecuting or defending litigation as contemplated by this Agreement or the License Agreement;

(b)           such disclosure is reasonably necessary to its officers, directors, employees, agents, consultants, contractors, licensees, sublicensees, attorneys, accountants, lenders, insurers or licensors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by obligations of confidentiality and non-use no less stringent than those contained in this Agreement;

(c)           such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use having a minimum term of five years; or

(d)           such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or other order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.2(a) or 11.2(d), such Party shall promptly notify the other Party of such required disclosure and, upon the other Party’s request, shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

11.3         Prior Confidentiality Agreements.  The First Confidentiality Agreement and the Second Confidentiality Agreement remain in full force and effect and are not superseded by this Agreement.  All Information disclosed by a Party or its Affiliate to the other Party or its Affiliate pursuant to the First Confidentiality Agreement or the Second Confidentiality Agreement shall be deemed to be such Party’s Confidential Information disclosed hereunder and the other Party and its Affiliates and disclosees shall have the confidentiality, non-use and non-disclosure obligations set forth in this Article 11.  In the event that any such obligations conflict with the obligations set forth in the First Confidentiality Agreement or the Second Confidentiality Agreement, then the other Party and its Affiliates and disclosees shall comply with the obligations set forth in this Article 11.

11.4         Return of Confidential Information.  Except as otherwise set forth in this Agreement, upon termination of this Agreement, the receiving Party will promptly return all of the disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the receiving Party may retain one copy for its legal files.

11.5         Unauthorized Use.  If either Party becomes aware or has Knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it will promptly notify the other Party of such unauthorized use or disclosure.

11.6         Exclusive Property.  All Confidential Information is the sole and exclusive property of the disclosing Party and the permitted use thereof by the receiving Party for purposes of its performance hereunder will not be deemed a license or other right of the receiving Party to use any such Confidential Information for any other purpose.

11.7         Terms of Agreement.  The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.           DISPUTE RESOLUTION.

12.1         Arbitration. In the event of any disputes, controversies or differences which may arise between the Parties (except for disputes arising from the JMC, which shall be handled pursuant to Section 12.2 and only handled pursuant to this Section 12.1 as provided in Section 12.2), out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party.  If the matter is not resolved within [ * ] following the request for discussions, either Party may then invoke arbitration under this Section 12.1.  Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 12.2 or by the Parties meeting in good faith to resolve such dispute, controversy or claim as outlined above, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), except as otherwise provided herein.  The arbitration will be conducted in New York, New York and the Parties consent to the personal and subject matter jurisdiction of the state and federal courts in New York, New York, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement.  Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

12.2         Referred from JMC.  With respect to disputes arising from matters delegated or referred to the JMC pursuant to the terms of this Agreement, such dispute shall be automatically referred to the JSC.  If the JSC fails to reach unanimous agreement on such matter within [ * ], then either Party may, by written notice to the other Party, have such dispute referred to each Party’s Executive Officers for attempted resolution by good faith negotiations within [ * ] after such notice is received.  If the Executive Officers of the Parties are not able to resolve a dispute within the [ * ] period described above, then the Executive Officers of Allos will have the unilateral right to cast the deciding vote for the JMC as provided in Section 12.2(a):

(a)           Allos Decisions.  Solely with respect to Bulk Product or API supplied by or on behalf of Allos, the Executive Officers of Allos shall have the right to make the final decision with respect to any decision regarding manufacture of the Bulk Product or API (including matters related to CMC, process development, scale up, or regulatory matters or aspects related to manufacture of the Bulk Product), except where MMCO reasonably believes either that such decision is substantially likely to cause a material adverse impact on the regulatory status or the commercial sales of the Bulk Product in the Licensed Territory and would not have a similar effect in the Allos Territory or that such decision poses a substantial and unwarranted safety risk.

If the Executive Officers of Allos do not have the right to cast the deciding vote for the JMC pursuant to this Section 12.2, then either Party may submit the dispute for resolution pursuant to Section 12.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.3         Equitable Relief.  Notwithstanding Sections 12.1 and 12.2, each Party acknowledges that its breach of Article 11 of this Agreement may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated by damages in an action at law.  By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief from any state or federal court of competent jurisdiction in New York, New York to prevent or curtail any actual or threatened breach of Article 11 that is reasonably likely to cause it irreparable harm.  In addition, notwithstanding Sections 12.1 and 12.2, to the fullest extent provided by Law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect a Party’s rights or enforce a Party’s obligations under this Agreement pending final resolution of any claims related thereto pursuant to the dispute resolution procedure set forth in Sections 12.1 and 12.2.

13.           INDEPENDENT CONTRACTOR.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.           MISCELLANEOUS.

14.1         Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party.  Such excuse shall continue for so long as the condition constituting force majeure continues and the non-performing Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  If a force majeure persists for more than 90 days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

14.2         Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates (such Third Party, an “Acquiror”), whether in a merger, sale of stock, sale of assets or other transaction.  Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Unless to an Affiliate, any assignment or transfer of this Agreement must be done

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

together with an assignment or transfer of the License Agreement.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.2 shall be null, void and of no legal effect.

14.3         Governing Law.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

14.4         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Allos:

Allos Therapeutics, Inc.

11080 Circle Point Road,

Suite 200

Westminster, Colorado 80020

Attn: Vice President, Corporate Development

Fax: (303) 426-4731

With copies to (which shall not constitute notice):

Allos Therapeutics, Inc.

11080 Circle Point Road,

Suite 200

Westminster, Colorado 80020

Attn: Senior Vice President, General Counsel

Fax: (720) 542-5959

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attn: Marya A. Postner, Ph.D.

Fax: (650) 849-7400

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to MMCO:

Mundipharma Medical Company

14 Par-la-Ville Road

P.O. Box HM 2332

Hamilton HM JX, Bermuda

Attn: Douglas Docherty, General Manager

Fax: (441) 292-1472

With copies to (which shall not constitute notice):

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY  10112
Attention: Stuart D. Baker
Fax: (212) 489-7130

or to such other fax number and address as such Party receiving such notice will have communicated to the other Party hereto by notice given as aforesaid.

14.5         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail.  In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

14.6         Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, together with the License Agreement, the Consent, the Technical Agreement and the Pharmacovigilance Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement, the License Agreement, the Technical Agreement or the Pharmacovigilance Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.7         Survival.  Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration.  Notwithstanding anything to the contrary contained in this

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement, the provisions of those Sections which by their nature are meant to survive termination will survive any expiration or termination of this Agreement.

14.8         Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.9         Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.10       No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.11       Expenses.  Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

14.12       Currency.  All payment amounts set forth herein, and all obligations of Allos and MMCO relating to the payment or receipt of money, are expressed in and will be paid in Euros by wire transfer of immediately available funds into an account designated by Allos.

14.13       Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

[remainder of this page intentionally left blank]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties hereto have caused this Supply Agreement to be executed by their duly authorized representatives as of the Effective Date.

MUNDIPHARMA MEDICAL COMPANY

By:	/s/ Douglas Docherty
Name: Douglas Docherty
Title: General Manager

ALLOS THERAPEUTICS, INC.

By:	/s/ Paul L. Berns
Name: Paul L. Berns
Title: President and Chief Executive Officer

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

BULK PRODUCT SPECIFICATIONS AND API SPECIFICATIONS

Bulk Product Specification

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

API Specification

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

TECHNICAL AGREEMENT

[To be appended to this Agreement after the Effective Date.]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

SPREADSHEET WITH SAMPLE CALCULATION OF BULK PRODUCT ACTUAL DIRECT COST OR BULK PRODUCT ANTICIPATED DIRECT COST

SAMPLE CALCULATION OF ANTICIPATED OR ACTUAL BULK PRODUCT TRANSFER PRICE (ALL FIGURES ILLUSTRATIVE)

Estimated
Total vials actually or anticipated to be made and available for commercial or clinical supply	—
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
Total Units	[ * ]

Other Direct Costs
[ * ]	$	[ * ]
[ * ]	$	[ * ]
[ * ]	$	[ * ]
Total Other Direct	$	[ * ]

Other direct per unit	$	[ * ]

[ * ]Direct (Purchased) Cost per Actually or Anticipated to be Made and Available Unit
[ * ]	$	[ * ]
[ * ]	$	[ * ]
[ * ]	$	[ * ]
- Total Direct Cost / [ *]	$	[ * ]

[ * ] Direct (Purchased) Cost per Actually or Anticipated to be Made and Available Unit
[ * ]	$	[ * ]
[ * ]	$	[ * ]
[ * ]	$	[ * ]
- Total Direct Cost / [ *]	$	[ * ]

Assumes all units shipped are billed upon shipment terms [ *]